U.S. ENERGY CORP.                                     AMENDMENT NO. 2

     Minerals Plaza, Glen L. Larsen Building
     877 North 8th West
     Riverton, Wyoming  82501


     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     To Be Held on Friday, December 13, 1996


TO THE SHAREHOLDERS OF U.S. ENERGY CORP:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of U.S. Energy Corp., a Wyoming corporation (the "Company" or "USE"), will be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501 on Friday, December 13, 1996, at 11:00 a.m., local time, or at any adjournments thereof (the "Meeting"), for the purpose of acting upon:

     1. The election of three directors to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

     2. Amending the current Incentive Stock Option Plan to increase the number of qualified stock options which may be issued.

     3. Approval of the 1996 Stock Award Program for the issuance of up to 67,000 shares of Common Stock each year (based on the earnings of the Company for the prior fiscal year ended May 31) from 1997 through 2002 to the five executive officers of the Company as a group.

     4.  Such other business as may properly come before such meeting.

     Only shareholders of record at the close of business on Thursday, October 3, 1996, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company's transfer books will not be closed for the Meeting.

     A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period begins two days after the date this Notice is given and ends at the conclusion of the Meeting.

                                   By Order of the Board of Directors

                                   s/ MAX T. EVANS, Secretary

     Please date, sign and return your Proxy so that your shares may be voted as you wish, and to assure quorum. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person should you attend the Meeting.


YOUR VOTE IS IMPORTANT

Dated: November 10, 1996

U.S. ENERGY CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, DECEMBER 13, 1996

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of U.S. Energy Corp. (the "Company" or "USE") for use at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on Friday, December 13, 1996 (the "Meeting"). It is expected that the Notice of Meeting, Proxy Statement and Proxy will be mailed to record shareholders on or about November 15, 1996.e

REVOCABILITY OF PROXY

     The Proxy may be revoked at any time, to the extent it has not been exercised, by: (i) written revocation; (ii) executing a later-dated Proxy and delivering it to the Company; (iii) requesting (in writing) a return of the Proxy; or (iv) the shareholder voting in person at the Meeting.

VOTING OF PROXY

     If the enclosed Proxy is executed and returned, it will be voted as indicated by the shareholder on the proposals. Unless otherwise instructed to the contrary in the Proxy, the appointees named in the Proxy will:

     1.  VOTE FOR the three management nominees to the Board; and
     2. VOTE FOR the increase in the number of qualified incentive stock options which may be issued under the existing Incentive Stock
         Option Plan.
     3.  VOTE FOR the approval of the 1996 Stock Award Program.
     4. VOTE in accordance with their best judgment on any other matters that may properly come before the Meeting.

As of the date of the Notice of Meeting and Proxy Statement, the management of the Company has no knowledge of other matters that may be brought before the Meeting.

SOLICITATION

     The costs of preparing, assembling and mailing the Notice of Meeting, Proxy Statement, Proxy, (collectively the "Proxy Materials") as well as solicitations of the Proxies and miscellaneous costs with respect to the same,
will be paid by the Company.   The solicitation is to be made by use of the
mails. The Company may also use the services of its directors, officers and employees to solicit Proxies, personally or by telephone and telegraph, at no additional salary or compensation. The Board does not expect to use specially engaged employees or paid solicitors, although it reserves the right to do so.

     The Company intends to request banks, brokerage houses and other such custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold shares and request authority for the execution of the Proxies. The Company will reimburse the nominee holders for reasonable out-of-pocket expenses incurred by them in so doing.

VOTING SECURITIES

     Only holders of record of shares of the Company's $.01 par value common stock (the "Common Stock"), at the close of business on Thursday October 3, 1996, will be entitled to vote at the Meeting. On the record date, the Company had 6,686,909 shares of Common Stock outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share of Common Stock is entitled to one vote, in person or by proxy, on all matters other than the election of directors, with respect to which cumulative voting is provided. Cumulative voting generally allows each holder of shares of Common Stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.

     A majority of the issued and outstanding shares of Common Stock, represented in person or by Proxy, constitutes a quorum at any shareholders' meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following is a list of all record holders who, as of October 3, 1996 beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Securities Exchange Commission (the "SEC") or as otherwise known to the Company. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares is shared by the Company's Board of Directors, while the ESOP Trustees exercise dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein. See "Certain Other Transactions".

                                               Amount and Nature of Beneficial Ownership
                             -------------------------------------------------------------------------------
                                 Voting Rights          Dispositive Rights          Total
Name and address             ---------------------     ---------------------      Beneficial       Percent
of beneficial owner           Sole        Shared        Sole        Shared        Ownership      of Class(1)
--------------------          ----        ------        ----        ------        ----------     -----------
John L. Larsen(2)            593,330     1,054,338     548,136     1,497,619      2,045,755         29.1%
201 Hill Street
Riverton, WY 82501

Max T. Evans(3)              120,137       866,726      93,589     1,310,007      1,403,596         20.6%
1410 Smith Road
Riverton, WY 82501

Daniel P. Svilar(4)          155,178       904,682     116,163       904,682      1,237,020         17.9%
580 S. Indiana Street
Hudson, WY 82515

Michael D. Zwickl(5)          63,069       510,359      63,069       510,359        573,428          8.9%
137 North Beech Street
Casper, WY 82601

Kathleen R. Martin(6)          -0-         510,359       -0-         510,359         510,359         8.0%
309 North Broadway
Riverton, WY 82501

Crested Corp.                510,359       510,359     510,359         -0-          510,359          7.6%
877 North 8th West
Riverton, WY 82501

Harold F. Herron(7)          100,990       368,979      95,832       812,260        908,092         13.4%
3425 Riverside Road
Riverton, WY 82501

U.S. Energy Corp. ESOP(8)    155,811         -0-       403,572         -0-          403,572          6.0%
877 North 8th West
Riverton, WY 82501

__________

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

     (2) Mr. Larsen exercises sole voting powers over 242,036 directly owned shares, 106,000 shares held in joint tenancy with his wife, 20,400 shares subject to forfeiture, 200,100 shares underlying options and 24,794 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 510,359 shares held by Crested Corp. ("Crested"), 125,556 shares held directly by Plateau Resources Limited ("Plateau"), 75,000 shares underlying options held by Plateau, 100,000 shares held by Sutter Gold Mining Company ("SGMC"), 75,000 shares underlying options held by SGMC, and 12,612 shares held by Ruby Mining Company ("Ruby"). Mr. Larsen shares voting and dispositive rights over such shares with the other directors of such corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees.
Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 403,572 shares held by the ESOP, 195,520 shares subject to forfeiture, the shares held by Crested, Plateau, SGMC and Ruby, and the Plateau and SGMC option shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

     (3) Shares over which Mr. Evans exercises sole voting powers consist of 36,389 directly owned shares which are held in joint tenancy with his wife, 12,750 shares subject to forfeiture, 57,200 shares underlying options and 13,798 shares held in the ESOP account established for his benefit. Shares for which Mr. Evans holds sole dispositive powers are comprised of his directly held shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of the shares held by Crested, Plateau, the unallocated ESOP shares and the Plateau options. He exercises shared dispositive rights over the shares held by Crested, Plateau, the ESOP, the shares subject to forfeiture and the Plateau options. Mr. Evans shares voting and dispositive power over the shares held by Crested and Plateau with the remaining directors of those companies.

     (4) Mr. Svilar exercises sole voting powers over 29,263 directly owned shares, 7,700 shares held in joint tenancy with his wife, 12,200 shares held jointly with a deceased family member, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 18,360 shares subject to forfeiture, 66,000 shares underlying options and 20,655 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of the 510,359 shares held by Crested and the 100,000 shares and 75,000 shares underlying options held by SGMC. Mr. Svilar exercises shared investment and voting powers as a director of Crested, Plateau and SGMC with the other directors of those companies. He also exercises shared voting and investment powers of 18,767 shares held by a nonaffiliated company of which Mr. Svilar is a partner. The listed shares include 125,556 shares and 75,000 shares underlying options held by Plateau, because Mr. Svilar is an executive officer of Plateau. However, Mr. Svilar is not a director of Plateau and therefore does not share voting or dispositive rights over the USE shares held by Plateau.

     (5) Mr. Zwickl exercises sole voting and dispositive powers over 9,444 directly held shares and 53,625 shares held by two (2) limited partnerships. He is the sole officer and director of the corporate general partner of those partnerships. As a director of Crested, Mr. Zwickl exercises shared voting and dispositive powers over the 510,359 shares held by Crested with the other Crested directors.

     (6) Consists of shares held by Crested over which shared voting and dispositive powers are exercised with the other Crested directors.

     (7) Mr. Herron exercises sole voting powers over 71,251 directly owned shares, 12,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 11,000 shares underlying options, 5,158 shares held in the ESOP account established for his benefit and 1,581 shares held by Northwest Gold, Inc. ("NWG"). Sole dispositive powers are exercised over the directly held shares, the Minor's shares, the shares underlying options and the shares held by NWG. Mr. Herron exercises sole voting and investment powers over the NWG shares as NWG's sole director. Mr. Herron exercises shared voting rights over 125,556 shares held by Plateau, 75,000 shares underlying options held by Plateau, 12,612 shares held by Ruby and the 155,811 unallocated ESOP shares. Shared dispositive rights are exercised over the shares held by the ESOP, Plateau, Ruby and the forfeitable shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Plateau and Ruby as a director of those companies with the other directors of those companies. He exercises powers over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares shown as beneficially owned by Mr. Herron do not include 3,030 shares owned directly by his wife who exercises the sole voting and dispositive powers over those shares.

     (8) The ESOP holds 403,572 shares, 155,811 of which have not been allocated to accounts of individual plan beneficiaries. The Trustees exercise the voting rights over the unallocated shares. Plan participants exercise voting rights over allocated shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

     The Company's directors have been divided into three classes, each consisting of two persons. Directors are elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal. The terms of two directors, Don C. Anderson and Nick Bebout, will expire at the Meeting, and they have been nominated for re-election. In addition, H. Russell Fraser has been nominated for election to the Board. The current directors of the Company are:

                                                             Meeting
                               Other                         at which
Name, age and              positions with      Director      term will
designation               with the Company      since         expire
------------              ----------------     --------      ---------
John L. Larsen (65)        Chairman, CEO         1966          1997
 (continuing director)     and President                   Annual Meeting
                          (c)(d)(e)

Max T. Evans (72)          Secretary             1978          1997
 (continuing director)     (a)(c)(e)                       Annual Meeting

Harold F. Herron (43)      Vice President        1989          1998
 (continuing director)     (b)(c)(e)                       Annual Meeting

David W. Brenman (40)      (b)(d)                1989          1998
 (continuing director)                                     Annual Meeting

Don C. Anderson (70)       (c)                   1990          1996
 (nominee)                                                 Annual Meeting

Nick Bebout (46)      (a)(b)(d)                  1989          1996
 (nominee)                                                 Annual Meeting

__________

     (a)     Member of the nominating committee.
     (b)     Member of the compensation/stock option committee.
     (c)     Member of the executive committee.
     (d)     Member of the audit committee.
     (e)     ESOP trustee.

     As noted under "Voting Securities", cumulative voting is allowed in the election of directors. The three directors receiving the greatest number of votes cast at a duly convened meeting will be elected. The proxy holders named in the Proxies do not currently intend to cumulate the votes of Proxies received by them, but reserve the right to cumulatively vote such shares for the management appointees, in such manner as they elect.

     Management recommends that the shareholders vote for the re-election of Mr. Anderson, Mr. Bebout and Mr. Fraser to the Board of Directors. Mr. Fraser has not previously served as an officer or director of the Company.

     Executive officers of the Company are elected by the Board at annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the Board.

Family Relationships.

     Harold F. Herron, a director and Vice-President, is the son-in-law of John L. Larsen, a principal shareholder, Chairman, President and CEO. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of the Company.

Business Experience and Other Directorships of Directors and Nominees.

     John L. Larsen has been principally employed as an officer and director of the Company and Crested for more than the past five years. He is also a director of the Company's subsidiary, Ruby. Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is chief executive officer and chairman of the board of directors of Plateau Resources, Limited and of Sutter Gold Mining Company.

     Max T. Evans has been principally employed as an officer and chief geologist of the Company and Crested for more than the past five years. He is President and a director of Crested. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

     Harold F. Herron has been the Company's Vice-President since January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives. Brunton was a wholly owned Company subsidiary until Brunton was sold in February 1996. Initially, he was Brunton's sales manager, and since 1987 he has been its President. Mr. Herron is a director of Ruby and NWG, which have registered equity securities under the Exchange Act. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

     David W. Brenman has been a director of the Company since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted the Company and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York University and a J.D. degree from the University of Denver.

     Don C. Anderson has been a Company director since May 1990. From January 1990 until mid-fiscal 1993, Mr. Anderson was the manager of the geology department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

     Nick Bebout has been director and President of NUCOR, Inc. ("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry.

     H. Russell Fraser has been chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. Under his direction, AMBAC's assets grew to more than $1 billion at year-end 1988 from $35 million at the beginning of 1980, while statutory net income after taxes increased to $57 million in 1988 from a loss in 1979.

     Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at Paine Webber, Inc. While a member of the board of directors at Paine Webber, Mr. Fraser participated in both the corporate and public finance departments and headed Paine Webber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. During his tenure at S&P he stated commercial paper ratings 'A-1' through 'A-3', initiating the plus and minus qualifiers and rating the first two financial guaranty companies, AMBAC and MBIA.
     Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of October 3, 1996, the shares of Common Stock, and the $.001 par value common stock of the Company's 52%-owned subsidiary, Crested, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares is shared by the Company's Board of Directors, while the ESOP Trustees exercise dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

                               Company Common Stock                  Crested Common Stock
                         ---------------------------------     ---------------------------------
                              Amount and          Percent           Amount and          Percent
                               Nature of            of               Nature of            of
                         Beneficial Ownership     Class(1)     Beneficial Ownership     Class(1)
                         --------------------     --------     --------------------     --------
John L. Larsen               2,045,755(2)          29.1%           5,826,182(8)          57.1%

Max T. Evans                 1,403,596(2)          20.6%           5,661,533(9)          55.4%

Harold F. Herron               908,092(2)          13.4%           5,574,999(10)         54.6%

Don C. Anderson                204,675(3)           3.0%           5,300,297(11)         51.9%

Nick Bebout                    211,626(4)           3.2%           5,300,297(11)         51.9%

David W. Brenman               200,520(5)           3.0%           5,300,297(11)         51.9%

H. Russell Fraser                5,300               *                26,000               *

Daniel P. Svilar             1,237,020(2)          17.9%           5,987,297(12)         58.6%

R. Scott Lorimer             1,141,361(6)          16.6%           5,830,067(13)         57.1%

All officers and
directors as a
group (eight persons)        2,435,360(7)          33.8%           6,217,235(14)         60.9%

     *Less than one percent.

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

     (2) See footnotes for this person to the table presented under the heading "Principal Holders of Voting Securities".

     (3 Includes 8,155 directly held shares and 195,020 shares subject to forfeiture. Mr. Anderson exercises sole voting rights with respect to 26,155 shares (18,000 of which are subject to forfeiture), and sole dispositive rights over the directly held shares.

     (4) Consists of 15,056 shares held directly, 50 shares held in joint tenancy with his wife, 196,020 shares subject to forfeiture. Mr. Bebout exercises sole voting powers over 16,106 shares (1,000 of which are subject to forfeiture) and sole investment powers over the directly held shares and joint tenancy shares.

     (5) Consists of 4,000 shares held directly and 196,020 shares subject to forfeiture. Mr. Brenman exercises sole voting powers over 5,000 shares (1,000 of which are subject to forfeiture) and sole dispositive powers over the 4,000 directly held shares.

     (6) Mr. Lorimer exercises sole voting powers over 2 directly held shares, 16,031 shares held in the ESOP account established for his benefit, 12,240 shares subject to forfeiture and 29,700 shares underlying options. Mr. Lorimer exercises sole dispositive powers over his directly held shares and
the shares underlying his options.    He shares voting and dispositive powers
over 100,000 shares and 75,000 shares underlying options held by SGMC as a director of SGMC. The listed shares include 510,359 shares held by Crested, 125,556 shares and 75,000 shares underlying options held by Plateau, 53,885 shares held by Ruby and 3,885 shares held by NWG as indirectly beneficially owned because Mr. Lorimer is an executive officer of Crested, Plateau, Ruby and NWG. However, Mr. Lorimer is not a director of either Crested, Plateau, Ruby or NWG and therefore does not exercise voting or dispositive powers over the USE shares held by those companies.

     (7) Consists of 1,074,869 shares over which the group members exercise sole voting rights, including 364,000 shares underlying options and 80,436 shares allocated to ESOP accounts established for the benefit of group members. The listed shares include 910,683 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 1,073,105 and 1,384,430 shares, respectively.

     (8) Consists of 5,300,297 Crested shares held by the Company, 100,000 shares and 150,000 shares underlying options held by SGMC, 60,000 shares and 150,000 shares underlying options held by Plateau, 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies and 12,000 forfeitable shares over which Mr. Larsen exercises shared dispositive powers with the remaining Crested directors.

     (9) Includes 139,236 directly held shares; and 5,300,297 Crested shares held by the Company, and 60,000 shares and 150,000 shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies and 12,000 forfeitable shares over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

     (10) Include 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers. Mr. Herron is the sole director of NWG. Also includes the Crested shares held by the Company and Ruby, and the shares and shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of directors of those companies.

     (11)Consist of the Crested shares held by the Company with respect to which shared voting and dispositive powers are exercised as a director with the other directors of the Company.

     (12) Mr. Svilar exercises shared voting and dispositive over 175,000 directly held shares and 40,000 shares which are held in joint tenancy with a family member. Also includes 100,000 shares and 150,000 shares underlying options held by SGMC with respect to which shared voting and dispositive powers are exercised as a director with the other directors of SGMC and 12,000 forfeitable shares over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors. The listed shares include 5,300,297 Crested shares held by the Company, and 60,000 shares and 150,000 shares underlying options held by Plateau as indirectly beneficially owned because Mr. Svilar is an executive officer of USE and Plateau. However, Mr. Svilar is not a director of USE or Plateau and therefore has no voting or dispositive power with respect to the Crested shares held by those companies.

     (13) Mr. Lorimer exercises sole voting powers over 12,000 shares which are subject to forfeiture. In addition, as a director of SGMC, Mr. Lorimer shares voting and dispositive powers with the other SGMC directors over 100,000 Crested shares and 150,000 Crested shares underlying options held by SGMC. The listed shares include shares held by USE, Plateau, Ruby and NWG, and the Plateau as indirectly beneficially held by Mr. Lorimer because he is an executive officer of USE, Plateau, Ruby and NWG. However, because Mr. Lorimer is not a director of USE, Plateau, Ruby or NWG, he has no voting or dispositive powers with respect to the Crested shares held by those companies.

     (14) Consists of 373,168 shares over which the group members exercise sole voting rights, including 12,000 shares subject to forfeiture. The listed shares include 361,168 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 5,814,182 and 5,826,182 shares, respectively.

     Each director beneficially holds the 2,400,000, 2,040,000 and 255,000,000 shares of Ruby, NWG, and Four Nines Gold, Inc. ("FNG") common stock, respectively, held by the Company. They exercise shared voting and dispositive powers over those shares as Company directors with the other Company directors. Those shares represent 26.7%, 7.6%, and 50.9% of the outstanding shares of Ruby, NWG, and FNG, respectively. John L. Larsen beneficially holds 272,500,000 shares of FNG common stock (54.4% of the outstanding shares), which includes 255,000,000 shares held by the Company, 5,000,000 held by USECC Joint Venture and 5,000,000 shares held by Crested, over which Mr. Larsen shares voting and dispositive powers with the remaining directors of the Company and Crested. Harold F. Herron beneficially holds 2,400,500, 2,597,500, and 265,000,000 shares of the common stock of Ruby, NWG, and FNG, respectively, representing 26.7%, 9.7%, and 52.9%, respectively, of those classes of stock. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG (4,000,000 shares directly in joint tenancy with other family members), representing 2.8% of that class. None of the other directors or officers directly hold any other shares of stock of Ruby, NWG or FNG. All executive officers and directors of the Company as a group (8 persons) hold 2,400,500, 2,597,500, and 284,500,000 shares of the stock of Ruby, NWG, and FNG, representing 26.7%, 9.7%, 60.0% and 56.2% of the outstanding shares of those companies, respectively.

     The Company has reviewed Forms 3, 4 and 5 reports concerning ownership of Common Stock in the Company, which have been filed with the SEC under Section 16(a) of the Exchange Act, and received written representations from the filing persons. Based solely upon review of the reports and representations, Crested Corp. and Messrs. Larsen and Herron each had three late filings, and Messrs. Evans, Bebout, Svilar and Lorimer each had two late filings. The Company believes no other director, executive officer, beneficial owner of more than ten percent of the Common Stock, or other person subject to the statutory filing obligations, failed to file such reports on a timely basis during fiscal 1996.

Information Concerning Executive Officers Who Are Not Directors

The following information is provided pursuant to Item 401 of Reg. S-B, regarding the executive officers of the Company who are not also directors.

Daniel P. Svilar, age 67 has been General Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, Assistant Secretary of USE, and is a director and officer of SGMC. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director. During the past five years, Mr. Svilar has not been involved in any Reg. S-B Item 401(d) proceeding.

Robert Scott Lorimer, age 45, has been Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both companies since May 25, 1991, and their Treasurer since December 14, 1990. Mr. Lorimer also is an officer and director of Sutter Gold Mining Company. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B
Item 401(d) listed proceeding.

EXECUTIVE COMPENSATION

     Under a Management Agreement dated August 1, 1981, the Company and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of the Company and Crested are devoted to the business of both the Company and Crested.
     All USECC personnel are Company employees, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and the Company.

     The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1996. The table includes compensation paid such persons by Crested and Brunton for such persons' services to such subsidiaries.

SUMMARY COMPENSATION TABLE
                                                                             Long Term Compensation
                                                                      ------------------------------------
                                       Annual Compensation                     Awards              Payouts
                                 -------------------------------------------------------------------------
(a)                      (b)       (c)          (d)         (e)           (f)           (g)          (h)         (i)
                                                           Other
Name                                                      Annual       Restricted                             All Other
and                                                       Compen-        Stock                      LTIP       Compen-
Principal                                                  sation       Award(s)      Options/     Payouts     sation
Position                Year     Salary($)     Bonus($)     ($)           ($)          SARs(#)       ($)        ($)(2)
-----------------------------------------------------------------------------------------------------------------------
John L. Larsen          1996     $148,600        -0-         --        $   --           -0-          --        $15,566
 CEO and                1995      144,023      $ 2,751       --         9,000(1)        -0-          --         13,361
 President              1994      148,239        7,028       --         9,600(1)        -0-          --         14,394


Daniel P. Svilar        1996      124,153        -0-         --            --           -0-          --         14,009
 General Counsel        1995      112,615        2,076       --         8,100(1)        -0-          --         11,008
 and Assistant          1994      112,753       64,984       --         8,640(1)        -0-          --         17,300
 Secretary

Harold F. Herron        1996      113,600        -0-         --            --           -0-          --          4,037
 Vice President         1995      117,238        2,033       --            --           -0-          --          6,626
                        1994      105,983       18,268       --            --           -0-          --          9,743

R. Scott Lorimer        1996      110,100        -0-         --            --           -0-          --         13,749
 Treasurer              1995      112,403        2,098       --         5,681(1)        -0-          --         10,989
 and CFO                1994       92,799       43,461       --         6,181(1)        -0-          --         13,260

(1) Bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995 and $4.00 in 1994, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. Does not include additional shares which may be granted if the 1996 Stock Award Program is approved at the 1996 Annual Meeting. See Proposal Three.

(2) Dollar values for ESOP contributions and 401K matching contributions.

Executive Compensation Plans and Employment Agreements

     To provide incentive to Mr. Larsen for his efforts in having Green Mountain Mining Venture (" GMMV") develop a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. It is not expected that this cash bonus will become payable in fiscal 1997.

     The Company has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of the Company and Crested.

     Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

     In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securiti es issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

     The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of executive employees; life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of such coverage is provided to other employees.

     Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of the Common Stock by employees, and to provide a source of retirement income to them. Because the persons performing duties for the Company are employees of USE, they benefit from the ESOP and the other compensation plans of USE, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

     Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31. Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company Common Stock.

     The Company made a contribution of 10,089 shares to the ESOP for fiscal 1996, of which 8,075 shares were contributed under the money purchase pension plan and 2,014 were contributed under the ESOP stock bonus plan. At the time the shares were contributed, the market price was approximately $20.87 per share, for a total contribution with a market value of $210,575.34 (which has been funded by the Company), however, the historical basis cost of $8.65 per share was used for fiscal 1996 financial presentation purposes. Crested and the Company are each responsible for one-half of that amount (i.e., $105,287.67) and Crested currently owes its one-half to the Company. The funding was effected by the transfer by the ESOP of 10,089 USE shares out of the 165,900 USE shares securing loans made by USE to the ESOP in 1991 and 1992. See below.

     Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

     An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have incurred a one-year break in service during any year in which 500 or fewer hours of service are completed.

     Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for the Company, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

     The 10,089 shares issued to the ESOP for fiscal 1996 included 746 shares allocated to John L. Larsen's account, 466 shares allocated to Max T. Evans' account, 194 shares allocated to Harold F. Herron's account, 671 shares allocated to Daniel P. Svilar's account, and 658 shares allocated to R. Scott Lorimer's account, for a total of 2,735 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 152, 94, 39, 136 and 134 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1997 have not been made with respect to any participant in the ESOP.

     The maximum loan outstanding during fiscal 1996 under a loan arrangement between the Company and the ESOP, was $1,014,300 at May 31, 1996 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996.

     Stock Option Plan. The Company has a combined incentive stock option/non-qualified stock option plan ("ISOP"), reserving an aggregate of 550,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout and Brenman). The committee establishes the exercise periods and exercise prices for options granted under the plan. The Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

     Options expire no later than ten years from the date of grant, and upon termination of employment, except in cases of death, disability or retirement. Subject to the ten year maximum period, upon the death, retirement or permanent and total disability of an optionee, options are exercisable for three months (in case of retirement or disability) or one year (in case of death) after such event. In fiscal 1994, conditions relating to periods of Company service before vesting of stock purchased on exercise of the non-qualified options were removed.

     For fiscal 1996, non-qualified options to purchase 360,000 shares of Common Stock were granted to USE employees (none were granted to officers or directors). The nonqualified options were issued at an exercise price of $4.00 per share (the closing bid price on grant date in December 1996). All 731,200 options currently outstanding (including the 360,000 granted in 1996) will become qualified options if the proposed amendment to the ISOP is approved. See Proposal Two.

     The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1996.

Aggregated Option/SAR Exercises in Last Fiscal year and FY-End Option/SAR Values

     (a)                        (b)           (c)             (d)                  (e)
                                                                                 Value of
                                                            Number of          Unexercised
                                                           Unexercised        In-the-Money
                               Shares                    Options/SARs at     Options/SARs at
                              Acquired        Value         FY-End (#)           FY-End($)
                             on Exercise     Realized      Exercisable/         Exercisable
Name                            (#)            ($)         Unexercisable       Unexercisable
---------------------------------------------------------------------------------------------
John L. Larsen,                -0-             -0-           100,000           $1,875,000(1)
  CEO, President                                           exercisable        exercisable and
                                                                                unexercised

                                                             100,100           $1,786,785(2)
                                                           exercisable        exercisable and
                                                                                unexercised

Max T. Evans,                  -0-             -0-            57,200           $1,021,020(2)
  Secretary                                                exercisable        exercisable and
                                                                                unexercised

Harold F. Herron,              -0-             -0-            11,000             $196,350(2)
  Vice President                                           exercisable        exercisable and
                                                                                unexercised

Daniel P. Svilar               -0-             -0-            66,000           $1,178,100(2)
  Assistant Secretary                                      exercisable        exercisable and
                                                                                unexercised

R. Scott Lorimer               -0-             -0-            29,700             $530,145(2)
  Treasurer                                                exercisable        exercisable and
                                                                                unexercised

(1)Equal to $20.75 closing bid on last trading day in FY 1996, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2)Equal to $20.75 closing bid on last trading day in FY 1996, less $2.90 per share option exercise price, multiplied by all shares exercisable.

PROPOSAL TWO

     To approve an amendment to the 1989 Incentive Stock Option Plan to increase the number of qualified options.

     On December 22, 1995, the Board of Directors amended the 1989 Incentive Stock Option Plan ("ISOP") by increasing the number of nonqualified stock options issuable to employees (not including executive officers or directors of the Company) from 275,000 up to 700,000 options. Under the ISOP as so amended, on December 22, 1995 the Board of Directors issued 360,000 nonqualified stock options (to purchase 360,000 shares of Common Stock) to employees other than officers and directors; each option has an exercise price of $4.00 per share (which equals the closing bid price for the Common Stock of the Company as reported on December 22, 1995 by the National Market System of NASDAQ). Prior to December 22, 1995 there were issued and outstanding 264,000 nonqualified options to purchase 264,000 shares of Common Stock, which were issued to 11 employees of the Company (including five executive officers) in April and May 1992; such options have exercise prices of from $2.75 to $2.90 per share. An additional 243,800 options to purchase 243,800 shares are issuable under the ISOP, however, none of the remaining options have been issued to date, and are being reserved for issuance in future years.

     Qualified options granted under the ISOP are intended to qualify for the deferred tax treatment permitted by Section 422 of the Internal Revenue Code, such that the holder of the option does not realize taxable income upon exercise of a qualified option. Any recognition of income for federal tax purposes is deferred until disposition of the underlying shares which were purchased on exercise of the option. Upon disposition of the underlying shares, income is recognized by the holder in an amount equal to the difference between the exercise price and the disposition price.

     Nonqualified options do not qualify for any deferred tax treatment; income must be recognized by the holder upon exercise of the option, in an amount equal to the difference between the exercise price and fair value (market) price of the underlying shares purchased, determined as of the date the option is exercised.

     The Compensation Committee of the Board of Directors has advised the Board of Directors, and the Board of Directors agrees that it is in the best interest of the Company to request the shareholders to ratify the Board of Directors decision to amend the ISOP to increase the number of options issuable up to 700,000. Such approval will permit the conversion of all outstanding nonqualified options to qualified options, without any change in the terms of such options (as to exercise price, conditions of employment and terms of exercise). Such conversion to qualified option status has been recommended by the Compensation Committee, and also by the Board of Directors, to alleviate potential selling pressure on the public trading market for the Company's Common Stock, which might otherwise develop upon exercise of nonqualified options (a holder would have to sell within the same calendar year in order to raise the money with which to pay income tax on the income recognized upon exercise of the option).

     Management of the Company recommends that the shareholders vote in favor of Proposal Two.

     Restricted Stock Plans. The Company and Crested have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Svilar, Lorimer and all executive officers who are participants of this restricted stock plan, as a group (four persons), received 20,400, 12,750, 18,360, 12,240 and 63,750 shares of Common Stock, respectively, through fiscal 1995. The 1996 bonus was deferred until 1997. Additional bonuses of 20% of the original shares (7,500) will be issued annually through fiscal 1997. The expenses relating to these stock issuances are shared equally by the Company and Crested.

     Subsidiary Plans. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron and John L. Larsen are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by the Company, and the sale of Brunton in 1996, have not affected the Brunton 401(k) plan.

     Other than as set forth above, neither the Company nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of the Company. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

Directors' Fees and Other Compensation

     The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

     Prior to fiscal 1992, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such loans or surety arrangements would benefit the Company. Any loans or surety arrangements for directors which are in excess of $50,000 will require Board rather than Executive Committee approval. The Company loaned $25,000 to David W. Brenman under this plan prior to fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to December 31, 1997 by Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of the Company to the financial community in New York City. The loan to Mr. Brenman originally was approved by the executive committee.

     Pursuant to shareholder approval of the 1992 Stock Compensation Plan for Outside Directors at the 1992 Annual Meeting, in fiscal 1993 the Board issued 5,000 shares of Common Stock each to outside directors Brenman, Anderson and Bebout, which shares vest 1,000 shares to each on the 1992 Annual Meeting date and each succeeding four Annual Meetings through 1996.

     1996 Stock Award Program. The Board of Directors of the Company has approved an annual incentive compensation arrangement for five officers. Implementation of this arrangement is subject to shareholder approval. See Proposal Three.

PROPOSAL THREE

     To approve the 1996 Stock Award Program for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to the five executive officers of the Company, in amounts to be determined each year based on the earnings of the Company for the prior fiscal year ended May 31.

     In May 1996, the Company's Board of Directors approved an annual incentive compensation arrangement (the "1996 Stock Award Program" or "Program") for the Chief Executive Officer and the next four most senior officers of the Company, to be payable in shares of the Company's Common Stock. Pursuant to the 1996 Stock Award Program, if approved by the shareholders at the 1996 Annual Meeting, shares will be issued annually, provided that each officer to whom the shares are to be issued is employed by the Company as of the issue date of the grant year, and provided further that the Company has been profitable in the preceding fiscal year. Under the program, the officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any one or more years, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years. One-half of the compensation under the Program is the responsibility of Crested. The Board of Directors will determine the date each year (starting in 1997) when shares are to be issued to the officers.

     The number of shares to be awarded each year out of such 67,000 shares aggregate limit will be determined by the Compensation Committee of the Board of Directors, and will be based on the Company's earnings per share of Common Common Stock for the prior fiscal year. The total shares issued shall be divided among the officers based on the following percentages: John L.
Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. Other factors bearing on the prior year's profitability may be taken into consideration by the Compensation Committee. In addition, the actual issuance of the number of shares recommended by the Compensation Committee to be awarded to the officers will be submitted for approval by shareholders of the Company at the Annual Meeting held subsequent to the end of the fiscal year.

     For the fiscal year ended May 31 1996, the Company earned net income after income taxes of $270,700 from the sale of Brunton. In addition to the $4.3 million realized from the sale of Brunton in fiscal 1996 (which amount includes a three year $1 million promissory note), the Company in the future will receive from the purchaser amounts equal to 45% of the net profits before taxes derived from Brunton's sales of 1996 products and other new products being developed by Brunton as of the Brunton sale date, for a period of four years and three months commencing February 1, 1996. The first such net profits payment would be made on or before July 15, 1997 for the period from February 1, 1996 through April 30, 1997, if net profits are earned for such period.

     The Compensation Committee has determined that, taking into the account the foregoing favorable terms upon which Brunton was sold as negotiated by the five officers of the Company, that the Program award for fiscal 1996 should be 14,158 shares of Common Stock, as follows: John L. Larsen (4,226 shares), Harold F. Herron (2,113 shares), R. Scott Lorimer (2,113 shares), Daniel P. Svilar (3,170 shares), and Max T. Evans (2,536 shares). If Proposal Three is approved by the shareholders at the 1996 Annual Meeting, such shares will be issued to the officers in 1997, provided such persons then are employed by the Company on the issue date in 1997 as determined by the Board of Directors.

     Management of the Company recommends the shareholders vote for Proposal Three.

COMMITTEES AND MEETING ATTENDANCE

     During the fiscal year ended May 31, 1996, there were six Board meetings and five Executive Committee meetings. Each current member of the Board attended at least 75% of the combined Board meetings and meetings of committees on which the director serves. From time to time, the Board and Executive Committee act by unanimous written consent pursuant to Wyoming law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

     The Board has established an Executive Committee to act in place of the Board between meetings of the Board. The Executive Committee had five meetings in fiscal 1996.

     An Audit Committee has also been established by the Board. The Audit Committee had one meeting in fiscal 1996. Members of the Audit Committee have also met informally at various times during the year. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place and that proper records are being
kept.   The Audit Committee also reviews the audit fees of the independent public accountants.

     The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures. During the year ended May 31, 1996, the members of the Compensation Committee discussed compensation matters on an individual basis and had one formal meeting.

     A Management Cost Apportionment Committee was established by USE and Crested in 1982, for the purpose of reviewing the apportionment of costs between USE and Crested. John L. Larsen, Max T. Evans and Scott Lorimer are members of this Committee.

     The Board of Directors has a Nominating Committee, which did not meet during the most recently completed year. The Nominating Committee will consider nominees recommended by security holders for consideration as potential nominees. Anyone wishing to submit a potential nominee for consideration as a management nominee for the 1997 Annual Meeting must provide the nominee's name to the Nominating Committee not later than June 9, 1997, together with a completed questionnaire, the form of which will be supplied by the Company on request.

CERTAIN OTHER TRANSACTIONS

     Transactions with Sheep Mountain Partners ("SMP"). In fiscal 1989, the Company and Crested through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes (in arbitration proceedings at Proxy Statement date) with CRIC and Nukem, necessary mine maintenance has been funded by USECC alone without reimbursement from SMP since June 1991. For fiscal 1996, the Company and Crested spent an additional $832,400 on SMP property maintenance, none of which has been reimbursed by SMP. At May 31, 1995, accumulated SMP property maintenance costs and fees owed the Company and Crested were $5,354,000.

     Transactions with Brunton. In fiscal 1996, the Company issued 18,889 restricted shares of Common Stock to Brunton as $1.00 per share stock redemption price (in lieu of paying $3.50 per share cash redemption) on 56,667 shares of Common Stock purchased by Brunton in the Company's fiscal 1995 private placement of 400,000 shares of redeemable Common Stock. The shares were sold and issued to Brunton on the same terms by which all other investors participated in the offering. Brunton was sold in fiscal 1996, however, certain Brunton assets were not sold, including the subject 75,556 shares of the Company (and other options and securities) which were acquired by Plateau Resources Limited and Sutter Gold Mining Company when Brunton was sold.

     The transfer of the USE and Crested securities to Plateau resulted in a $354,366 reduction of USECC debt owed to Plateau; the transfer of the USE and Crested securities to SGMC was valued at $296,3334. In both cases, the values were equal to Brunton's cost basis in the securities.

     Transactions with Arrowstar Investments Inc. In April 1995, Canyon Homesteads, Inc. ("Canyon") entered into an agreement with First-N-Last LLC ("FNL", a Utah limited liability company), to develop and operate certain assets in Utah near the Ticaboo, Utah townsite located 3.5 miles south of the Shootaring Uranium Mill owned by Plateau Resources, Limited. Under the agreement, Canyon contributed to FNL an operating service station and boat storage operation, and Arrowstar Investments, Inc. ("Arrowstar", the other member of FNL) will contribute up to $150,000 cash. Arrowstar will contribute up to another $50,000 as needed. The purpose of FNL is to remodel the contributed assets, build a convenience store and gift shop, and operate the upgraded facility. Profits are allocated 90 percent to Arrowstar until recovery of its cash investment, then 75 percent to Arrowstar until it has received $215,000 cash (including investment), and 50 percent to FNL and 50 percent to Canyon thereafter. Arrowstar is not expected to become profitable until 1997. Although FNL is not an arms-length transaction, Plateau (and the Company, as its sole shareholder) approved the arrangement because neither Plateau nor USE had (nor could they acquire on favorable terms) the funds required to upgrade the facility. Arrowstar has advised it intends to borrow the money required to fund its FNL obligations from a commercial bank, with the personal guarantees of the Arrowstar shareholders, as may be required by the bank. Arrowstar is a private corporation: the three sons of John L. Larsen (who are not affiliates of the Company or Crested) are directors and shareholders of Arrowstar. John L. Larsen owns no interest in Arrowstar. In 1996 Arrowstar assigned its interest in FNL to USECC, see below.

     In June 1995, USECC signed a six year option to acquire from Arrowstar a 7,200 square foot hangar at the Riverton Regional Airport. The option purchase price originally was agreed to be $110,000; subsequently, Arrowstar and USE agreed the purchase price would equal an independent market value appraisal. The Company has paid $40,000 against the purchase price, and expects to pay the balance when an appraisal is completed. Arrowstar acquired the property for cash from the prior owner in 1992, at which time neither the Company or Crested had any interest in acquiring the property. USECC expects to use the facility in connection with expanded municipal airport traffic in the coming years and in the interim for airplane and vehicle storage purposes.

     On April 26, 1996 USECC sold its Wind River Estates Mobile Home Park (including various personal property) in Riverton, Wyoming to Arrowstar for $804,000, the appraised value. The total purchase price consists of $500,000 cash; Arrowstar's unsecured 10% promissory note due 2006 for $56,000; cancellation of the promissory note USECC gave Arrowstar in connection with the purchase of the hangar described above, which note was valued at $47,934 including accrued interest; and $161,378.34 by Arrowstar assigning to USECC its entire interest in Firs-N-Last L.L.C. with respect to the Ticaboo assets described above. Additionally, USECC credited Arrowstar $38,687 against the purchase price for the Wind River Estates mobile home park for good will due to Arrowstar's investing in First-N-Last at a time when neither Plateau nor USE or Crested had the funds required to upgrade the facility. Subsequently, USECC assigned the 50% interest in FNL (which it had acquired from Arrowstar) to Plateau Resources, Limited, which reduced USE's payable to Plateau.

     Transactions with Directors. Three of the Company's directors, Messrs. Larsen, Evans and Herron, are trustees of the ESOP. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of the Company in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

     In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

     Harold F. Herron, son-in-law of John L. Larsen, has been living in and caring for a house owned by the Company until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,830. The Company accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron.

     Other Information. The Company has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

     Three of John L. Larsen's sons and a son-in-law are employed by the Company (as manager of USECC's commercial operations, uranium fuels marketing director, as chief pilot and landman, respectively). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of the Company, and president and a director of Brunton. Collectively, the five individuals received $288,600 in cash compensation (paid by the Company, Crested and Brunton) for those services during the fiscal year ended May 31, 1996, which amount includes $81,250 cash compensation paid Mr. Herron (principally in his capacity as president of Brunton, and also for his service as a Company vice president, see Executive Compensation above). The foregoing compensation expense (excluding compensation paid by Brunton to Mr. Herron, and one of Mr. Larsen's sons as a Brunton officer) was shared by the Company and Crested, in accordance with the compensation arrangements for all employees. Mr. Herron continues as president and a director of Brunton; one of Mr. Larsen's sons, who had served as a Brunton officer resigned as an officer of Brunton upon its sale in fiscal 1996.

     The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company and Crested to affiliates were $233,000 in fiscal 1996 and $198,400 in fiscal 1995. The Company provides all employee services required by Crested. In exchange Crested is obligated to the Company for its share of the costs for providing such employees.


CERTAIN INDEBTEDNESS

     Transactions Involving USECC. The Company and Crested conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and Crested. The party extending funds is subsequently reimbursed by the other venturer. The Company had an account receivable of $6,199,700 from Crested at May 31, 1996 ($4,163,315 during fiscal 1995).

     Debt Associated with USE's ESOP. During the year ended May 31, 1996, the Company made a contribution of 10,089 shares of Common Stock to the ESOP. Because Crested engages the Company's employees to discharge substantially all of its functions, these contributions benefitted Crested. As a result, Crested owes the Company $43,650 for one-half of the Company's contribution to the ESOP. Regular and substantial contributions by the Company to the ESOP are required to maintain the ESOP in effect. In fiscal 1995 the Company contributed 37,204 shares of Common Stock to the ESOP, for one-half of which Crested owes the Company $99,983.

     Loans to Three Directors. As of May 31, 1996 three directors owed the Company $400,222 as follows (each loan is secured with shares of Common Stock of the Company owned by the individual): Harold F. Herron $10,995 (1,000 shares); John L. Larsen $355,348 (124,000 shares), and Max T. Evans $33,889 (7,500 shares). The outstanding loan amounts represent various loans made to the individuals over a period of several years. The loans mature December 31, 1997 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. At May 31, 1996, John L. Larsen and members of his immediate family were indebted to the Company for $673,000 (of which $650,400 is represented by notes secured by 170,500 shares of the Company's Common Stock). At May 31, 1995 the Larsen family indebtedness (including the amount owed by John L. Larsen) totaled $609,000 secured by 132,500 shares of the Company's Common Stock. Such indebtedness of the Larsen family would be paid by the Company withholding an equal amount out of the $1 million cash bonus payable to Mr. Larsen when the GMMV properties have been placed into production and certain related conditions have been met. See "Executive Compensation Plans and Engagement Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.

     In fiscal 1995, the Company made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of the Company's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See Transactions with Directors above.

     Other Debt. Crested had a non-recourse promissory note receivable of $72,700 due from a shareholder who is the brother of Nick Bebout, a director of USE and the nephew of Daniel P. Svilar, an executive officer of the Company and director and executive officer of Crested. This note was non-interest bearing and was repaid in fiscal 1994 with the USE common stock that collateralized the note. At the same time, Crested also assumed a non-recourse promissory note payable from this shareholder to the Company for $260,600. This note is secured by 60,000 shares of Common Stock and was due October 30, 1995. The loan maturity has been extended to October 30, 1998.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board has selected Arthur Andersen LLP as independent certified public accountants for the year ending May 31, 1997. Such firm has audited the Company's financial statements since 1990. A representative of Arthur Andersen LLP may be present at the Meeting and if present, will be available to respond to appropriate questions, and will be provided the opportunity to make a statement at the Meeting.

ANNUAL REPORT TO SHAREHOLDERS

     A copy of the 1996 Annual Report to Shareholders, including financial statements, has been forwarded to all record shareholders entitled to vote at the Meeting. If any recipient of this Proxy Statement has not received a copy of that Annual Report, please notify Max T. Evans, 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271, and the Company will send a copy.

SHAREHOLDERS' PROPOSALS

     The next Annual Meeting of Shareholders is expected to be held in November of 1997. Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be received in writing by the Company at its offices in Riverton, Wyoming, addressed to the President, no later than June 9, 1997.

OTHER MATTERS

     The Board does not know of any other matters which may properly come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the appointees named in the enclosed form of Proxy to vote said Proxy in accordance with their best judgment on such matters.

     Your cooperation in giving these matters your immediate attention, and in returning your Proxy promptly, will be appreciated.

                              By Order of the Board of Directors
                              U.S. ENERGY CORP.

                                   s/ Max T. Evans

                              MAX T. EVANS, Secretary


Dated: November 10, 1996

PROXY                          U.S. ENERGY CORP.                       PROXY

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Max T. Evans, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501, on Tuesday, November 26, 1996 at 11:00 a.m., local time, or at any adjournments thereof upon the following:

     (INSTRUCTION:  Mark only one box as to each item.)

1.     Election of Directors:

___  FOR the nominees listed below  ___ AGAINST the nominees listed below
                          ___ ABSTAIN

     Don C. Anderson     Nick Bebout     H. Russell Fraser

To withhold authority to vote for any nominee, please draw a line through the name of that nominee.

     In the event you wish to vote your shares cumulatively, write the name(s) of the person(s) you wish to vote for in the following space, and indicate the number of votes to be cast for each such nominee immediately after the name.

     ______________________________________________________________________

2. To adopt an amendment to the current Incentive Stock Option Plan to increase the number of qualified stock options which may be issued.

          ___     FOR      ___     AGAINST      ___     ABSTAIN

3.     To adopt the 1996 Stock Award Program for executive officers.

          ___     FOR      ___     AGAINST      ___     ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                           U.S. ENERGY CORP.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS. Where no vote is specified, the proxyholder will cast votes for the election of management's nominees and, in their discretion, on any other matters that may come before the Meeting.

    Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.


                                           __________________________________
                                           (Sign on this line - joint holders
                                            may sign appropriately)

                                           __________        ________________
                                           (Date)            Number of Shares
                                           PLEASE NOTE: Please sign, date and
                                           place this Proxy in the enclosed
                                           self-addressed, postage prepaid
                                           envelope and deposit it in the
                                           mail as soon as possible.
                                           Please check if you are planning
                                           to attend the meeting.  _____

                                           If the address on the mailing label
                                           is not correct, please provide the
                                           correct address in the following
                                           space.
                                           __________________________________
                                           __________________________________